Exhibit 4.2

Registration Rights Agreement Joinder

July 2, 2015

The undersigned hereby absolutely, unconditionally and irrevocably agrees as a Guarantor (as defined in the Registration Rights Agreement, dated as of July 1, 2015 by and among CyrusOne LP and CyrusOne Finance Corp., as Issuers, the guarantors party thereto and Barclays Capital Inc., RBC Capital Markets, LLC and TD Securities (USA) LLC, acting severally on behalf of themselves and the other Initial Purchasers listed in Schedule I thereto) to be bound by the terms and provisions of such Registration Rights Agreement.

[Signature Page Follows]

IN WITNESS WHEREOF, the parties hereto have executed this Registration Rights Agreement Joinder as of the date first above written.

CERVALIS HOLDINGS LLC

By:	/s/ Anubhav Raj
Name: Anubhav Raj
Title: Authorized Signatory

CERVALIS LLC

By:	/s/ Anubhav Raj
Name: Anubhav Raj
Title: Authorized Signatory

[Signature Page to Registration Rights Agreement Joinder]